As filed with the Securities and Exchange Commission on June 11, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ICOS VISION SYSTEMS CORPORATION NV

(Exact Name of Registrant as Specified in its Charter)

Belgium	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Researchpark Haasrode, Zone 1

Esperantolaan 8

3001 Heverlee, Belgium

(Address, Including Zip Code, of Principal Executive Offices)

ICOS Vision Systems Corporation NV 2002 Stock Option Plan

(Full Title of Plan)

Masoud (Max) Mirgoli, General Manager

ICOS Vision Systems, Inc.

2000 Wyatt Drive – Suite 13

Santa Clara, CA 95054

(408) 567-9511

(Name, Address and Telephone Number,

Including Area Code, of Agent For Service)

with a copy to:

Philip J. Flink, Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center, Boston, Massachusetts 02111

Tel: (617) 856-8200

Fax: (617) 856-8201

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, no par value	245,300 Shares (2)	$7.69	$1,886,357	$152.61

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported price of the Common Stock of ICOS Vision Systems Corporation NV on the Nasdaq National Market on June 9, 2002.
(2)	Such presently indeterminable number of additional shares of Common Stock are registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on June 6, 2003 (the “Annual Report”), pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in paragraph (a) above; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 0-29554), filed on December 3, 1997 under the Exchange Act with the Securities and Exchange Commission, as amended by:

(i)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form F-3 (Registration No. 333-97551), filed on July 30, 2002 under the Securities Act of 1933, as amended; and

(ii)	the Restated Articles of Association of the Registrant filed as Exhibit 1.01 to the Annual Report.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification

A simple majority of the stockholders at the annual meeting of our stockholders may discharge directors and the statutory auditor from liability to us relating to the performance of their respective duties with respect to a given fiscal year after the presentation of a management report and the annual accounts by our directors and presentation of the statutory auditors’ report to the stockholders. Stockholders who approve this discharge are generally precluded from bringing derivative suits on behalf of us on such grounds. A discharge of director or auditor liability approved at a stockholders meeting is not valid where the annual accounts do not accurately reflect our state of affairs and business results. Violations of our Articles of Association or Belgian Company Law may only be discharged if specifically disclosed to the stockholders. A discharge does not relieve such persons from liability to third parties or for violations of Belgian Company Law or our Articles of Association. Notwithstanding a general discharge, directors and auditors may be held liable for willful misconduct and fraud in the performance of their duties.

We have entered into an indemnification agreement with each of our directors and certain of our officers and plan to enter into similar agreements in the future. Generally, each indemnification agreement is intended to provide the maximum protection permitted by Belgian law with respect to the indemnification of the director or officer. The indemnification agreements provide that we will pay certain amounts incurred by a director or officer in connection with any civil action or proceeding (excluding actions by or in our name, i.e. derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorneys fees, judgments, damages, penalties, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith in the reasonable belief that his action was in our best interests.

We also maintain directors’ and officers’ liability insurance.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

4.01	Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.01 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 (the “Annual Report”).*

4.02	Specimen Registered Certificate Common Stock (incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form F-1) (Registration No. 333-7906)*

4.03	Description of the Registrant’s Common Stock (incorporated by reference to the “Additional Information” section of the Registrant’s Registration Statement on Form F-3 (Registration No. 333-97551), filed on July 30, 2002 under the Securities Act of 1933, as amended*

4.04	ICOS Vision Systems Corporation NV 2002 Stock Option Plan (incorporated by reference to Exhibit 4.04 to the Annual Report.*

5.01	Legal Opinion of EUBELIUS.

23.01	Consent of EUBELIUS (included in its legal opinion filed as Exhibit 5.01 to this Registration Statement).

23.02	Consent of Klynveld Peat Marwick Goerdeler Bedrijfsrevisoren.

24.01	Power of Attorney (included on the Signature Page of this Registration Statement).

*	Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

Item 9.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signatures follow]

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Heverlee, Belgium, on June 11, 2003.

ICOS VISION SYSTEMS CORPORATION NV

By:	/s/ ANTOON DE PROFT
Antoon De Proft President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antoon De Proft, Chief Executive Officer and Dominique Vercammen, Principal Financial and Accounting Officer, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH VERJANS Joseph Verjans	Chairman of the Board of Directors	June 11, 2003

/s/ ANTOON DE PROFT Antoon De Proft	Principal Executive Officer and Director	June 11, 2003

/s/ DOMINIQUE VERCAMMEN Dominique Vercammen	Principal Financial and Accounting Officer	June 11, 2003

/s/ AUGUST SMEYERS August Smeyers	Vice President of Research and Development and Director	June 11, 2003

/s/ MASOUD (MAX) MIRGOLI Masoud (Max) Mirgoli	Authorized U.S. Representative	June 11, 2003

/s/ FRED CHAFFART Fred Chaffart	Director	June 11, 2003

/s/ PAUL DE VRÉE Exeter International, N.V., represented by Paul de Vrée	Director	June 11, 2003

/s/ ANDRÉ OOSTERLINCK André Oosterlinck	Director	June 11, 2003

EXHIBIT INDEX

4.01	Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.01 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 (the “Annual Report”).*

4.02	Specimen Registered Certificate Common Stock (incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form F-1) (Registration No. 333-7906)*

4.03	Description of the Registrant’s Common Stock (incorporated by reference to the “Additional Information” section of the Registrant’s Registration Statement on Form F-3 (Registration No. 333-97551), filed on July 30, 2002 under the Securities Act of 1933, as amended*

4.04	ICOS Vision Systems Corporation NV 2002 Stock Option Plan (incorporated by reference to Exhibit 4.04 to the Annual Report.*

5.01	Legal Opinion of EUBELIUS.

23.01	Consent of EUBELIUS (included in its legal opinion filed as Exhibit 5.01 to this Registration Statement).

23.02	Consent of Klynveld Peat Marwick Goerdeler Bedrijfsrevisoren.

24.01	Power of Attorney (included on the Signature Page of this Registration Statement).

*	Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.